Exhibit 31.1

I, Nicholas S. Schorsch, certify that:

1.	I have reviewed this Annual Report on Form 10-K/A for the annual period ended December 31, 2012 of Business Development Corporation of America;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date:	April 30, 2013	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)